UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of earliest event reported): December 19, 2023

DELTA APPAREL, INC.
(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)

1-15583		58-2508794
(Commission File Number)		(IRS Employer Identification No.)

2750 Premiere Pkwy., Suite 100 Duluth, Georgia	30097
(Address of principal executive offices)	(Zip Code)

(678) 775-6900
(Registrant's Telephone Number Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller reporting company	Emerging growth company
☐	☒	☐	☒	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	DLA	NYSE American

Item 1.01             Entry into a Material Definitive Agreement.

On December 14, 2023 (the “Effective Date”), Delta Apparel, Inc. (the “Company”) entered into a Cooperation Agreement (the “Agreement”) with Forager Fund, LP, Forager Capital Management, LLC, Robert MacArthur, Edward Kissel, and Timothy Brog (collectively “Forager”) regarding the appointment of an additional independent director to the Company’s Board of Directors (the “Board”) and certain other matters, as further described below. The term of the Agreement ends on the date that is the earlier of: (i) 30 days prior to the notice deadline under the Company’s Bylaws for the window for nomination of director candidates for election to the Board at the Company’s 2025 annual meeting of shareholders and (ii) 150 days prior to the first anniversary of the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”) (such period, the “Cooperation Period”).

Pursuant to the Agreement, the Company agreed to appoint Timothy Brog as a new independent director on the Board, to serve for an initial term expiring at the 2024 Annual Meeting. The Company also agreed to include Mr. Brog among the Company’s slate of director nominees for election at the 2024 Annual Meeting. Forager also agreed to withdraw its notice of shareholder nomination of individuals for election as directors at the 2024 Annual Meeting.

The Agreement provides for certain director replacement rights with respect to Mr. Brog during the Cooperation Period, pursuant to which the Company and Forager will cooperate to identify a mutually acceptable substitute to the extent Mr. Brog is unable or unwilling to serve, resigns, is removed, or ceases to serve as a director for any reason. Forager’s rights in connection with identifying such replacement director are subject to Forager continuing to satisfy certain ownership of and economic exposure to the Company’s common stock.

Under the terms of the Agreement and during the Cooperation Period, Forager agreed to vote all of its shares of the Company’s common stock (and the shares of its affiliates): (i) in favor of each director nominated and recommended by the Board for election at any meeting of shareholders of the Company; (ii) against any shareholder nomination for director that is not approved and recommended by the Board for election; and (iii) against any proposal or resolution to remove any member of the Board that is not approved and recommended by the Board.  Forager also agreed to certain customary standstill restrictions during the Cooperation Period, including restrictions against acquiring any shares of the Company’s common stock that would result in Forager beneficially owning more than 19.9% of the Company’s outstanding common stock.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated into this Item 5.02 by reference.

On the Effective Date, the Board increased the number of members of the Board from eight to nine and appointed Mr. Brog to serve as a director of the Company, effective immediately. Mr. Brog will serve for an initial term expiring at the 2024 Annual Meeting and until his successor is elected and qualified, or until his earlier resignation or removal. The Board has determined that Mr. Brog is an independent director under NYSE American corporate governance listing standards. Mr. Brog will serve as a member of the Board’s Corporate Governance and Audit Committee as well as any committees newly-formed by the Board following the Effective Date.

Mr. Brog’s compensation will be consistent with the Company’s standard compensatory arrangements for non-employee directors, which include an annual cash retainer of $50,000 and an annual equity grant of 3,000 restricted stock units under the Delta Apparel, Inc. 2020 Stock Plan. Mr. Brog will also be entitled to receive $6,000 for serving as a member of each of the Board’s Corporate Governance and Audit Committees, reimbursement of his reasonable travel expenses incurred in connection with his attendance at Board and committee meetings, and up to $5,000 every two years for director education programs. Mr. Brog’s compensation for 2023 will be prorated to reflect the commencement date of his Board service.

Other than the Agreement and the standard compensatory arrangements described above, there are no arrangements or understandings between Mr. Brog and any other person pursuant to which he was elected as a director. The Company is not aware of any transaction in which Mr. Brog has or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01              Financial Statements and Exhibits.

         (d) Exhibits.

Exhibit Number	Description

10.1	Cooperation Agreement dated as of December 14, 2023, by and among Forager Fund, LP, Forager Capital management, LLC, Robert MacArthur, Edward Kissel and Timothy Brog and Delta Apparel, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date:	December 19, 2023	/s/ Justin M. Grow
Justin M. Grow
Executive Vice President & Chief Administrative Officer